Exhibit 99.1

Chesapeake Corporation Completes Acquisition
of Arlington Press

RICHMOND, Va. - Chesapeake Corporation (NYSE: CSK) today announced that it has completed its acquisition of Impaxx Pharmaceutical Packaging Group, Inc., which did business as Arlington Press. Chesapeake has purchased all of the outstanding capital stock of Arlington Press from Impaxx, Inc. for $65 million, subject to a working capital adjustment.

"The addition of Arlington Press strengthens Chesapeake's presence in North America and further expands our position as a leading global supplier of pharmaceutical packaging," said Thomas H. Johnson, Chesapeake chairman and chief executive officer. "Arlington has an excellent reputation for quality and service and retains an impressive list of customers, including eight of the ten largest pharmaceutical companies operating in the United States. We look forward to a smooth integration of the acquisition, which will now be known as Chesapeake Pharmaceutical Packaging Company, into our global pharmaceutical and healthcare packaging business."

Arlington Press serves the North American pharmaceutical market with printed leaflets, pressure-sensitive labels and folding cartons. Founded in 1920, Arlington Press, which employs approximately 300 people, has headquarters in Lake Success, N.Y. and production facilities in Lake Success, Brooklyn, N.Y. and Raleigh, N.C. Each of those operations complies with pharmaceutical cGMP (current Good Manufacturing Practices) standards.

Arlington joins Green Printing and Packaging Company to form Chesapeake Pharmaceutical Packaging - North America and serves as the initial platform for growing Chesapeake's pharmaceutical and healthcare packaging business in North America. Green is Chesapeake's existing specialty printing and packaging business in Lexington, N.C.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 6,000 people worldwide.

Impaxx, Inc. is a portfolio company of Aurora Capital Group, a Los Angeles-based private investment firm.

This news release, including the comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.